Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION VERSION

AMENDED AND RESTATED

MANUFACTURING SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANUFACTURING SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April 12, 2012, by and between TRIDENT MICROSYSTEMS (FAR EAST) LTD., a Cayman Islands company (“Trident”), and NXP SEMICONDUCTORS NETHERLANDS B.V., a private company with limited liability incorporated under the laws of the Netherlands (“NXP”). Trident (together with its permitted assigns, the “Customer”) and NXP are collectively referred to herein as the “Parties,” or individually as a “Party,” as the case may be.

WHEREAS, NXP and Trident entered into that certain Manufacturing Services Agreement, dated as of February 8, 2010, as amended through the date immediately preceding the date hereof (the “Original MSA”), in connection with NXP’s sale of its set-top box business to a Trident affiliate;

WHEREAS, on January 4, 2012, Trident and Trident Microsystems, Inc., a Delaware corporation (“Trident Microsystems” and, together with Trident, the “Debtors”), filed voluntary chapter 11 petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Entropic Communications, Inc., a Delaware corporation (“Entropic” or the “Purchaser”) has entered into a separate agreement with Trident Microsystems and specified subsidiaries (the “Asset Purchase Agreement”), pursuant to which Entropic has agreed to purchase the assets of Trident’s set-top box business, including certain products that NXP had been manufacturing for the benefit of Trident (the “STB Business”);

WHEREAS, the Debtors have conducted an auction process and pursuant to that process contemplate selling the STB Business to Entropic, as the prevailing party, pursuant to the Asset Purchase Agreement (or such other purchase agreement as NXP shall approve) (the “STB Sale”);

WHEREAS, the Parties wish to amend and restate the Original MSA in anticipation of the STB Sale to provide for an arrangement pursuant to which NXP will manufacture certain products for the Purchaser, and provide certain other related services, and have therefore agreed that this Agreement (which amends and restates the Original MSA) must be assumed by Trident, and, at the time of the STB Sale, assigned to such Purchaser, as those terms are used in the United States Bankruptcy Code 11 U.S.C. § 101 et. sq. (the “Bankruptcy Code”);

WHEREAS, for Trident to assume and assign this Agreement to the Purchaser, there are certain cure amounts (as that term is used in the Bankruptcy Code) owed to NXP under the Original MSA, that must be paid in full;

WHEREAS, in order to ensure uninterrupted service to the Purchaser upon the STB Sale, the Purchaser must purchase from NXP certain raw materials and work in progress; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and conditions contained herein, the Parties hereby agree as follows:

EXECUTION VERSION

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below.

1.1 “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York or Eindhoven, The Netherlands are authorized or obligated by law or executive order to close.

1.2 “First Year” means the period of time that begins on the Effective Date and ends on December 31, 2012.

1.3 “Force Majeure” means an action or event beyond the reasonable control of a Party, as a result of which it cannot fulfill or cannot reasonably be required to fulfill its obligations hereunder. Such circumstances include but are not limited to war, strikes, insurrection, terrorism, fire and explosion, natural disasters, lock-outs, epidemics, industrial espionage, or governmental law or regulations.

1.4 “Product” means any of the products set forth in Annex A (Products).

1.5 “Specifications” means, with respect to a particular Product, the product data sheet that has been furnished to NXP by the Customer and accepted by NXP, as may be amended from time to time upon the mutual written agreement of both Parties.

ARTICLE 2

SERVICES

2.1 Conditions Precedent.

(a) The STB Sale. The effectiveness of this Agreement, and the Parties’ obligations hereunder, are subject to the satisfaction of the condition that the STB Sale shall have been consummated in accordance with the Asset Purchase Agreement (or such other purchase agreement as NXP shall approve) and any required approvals from the Bankruptcy Court or under the Bankruptcy Code. In the event that the STB Sale to the Purchaser is not consummated, this Agreement, and all Exhibits and Annexes hereto, shall be null and void and the parties shall preserve all rights that they may have pursuant to the Original MSA.

(b) Support Agreement. The effectiveness of this Agreement, and the Parties’ obligations hereunder, is subject to the satisfaction of the condition that the Purchaser, NXP, NXP B.V. and the Debtors shall have entered into an agreement substantially in the form of Exhibit A (such agreement when executed, the “Support Agreement”) and complied in all material respects with the obligations set forth therein, and the Purchaser shall have released and forever discharged NXP from the Preference Avoidance Claims (as defined below) pursuant thereto.

(c) Actions by the Debtors or their Affiliates. The effectiveness of this Agreement, and the Parties’ obligations hereunder, is subject to the satisfaction of the following conditions, which satisfaction and conditions shall have been approved by a final order of the Bankruptcy Court, that is not the subject of any appeal or motion for reargument, rehearing, reconsideration or to amend or alter, in form and substance acceptable to NXP in its sole discretion:

EXECUTION VERSION

(i) the Debtors shall have received Bankruptcy Court approval to assume this Agreement and assign this Agreement to the Purchaser effective as of the closing of the STB Sale;

(ii) the Debtors shall have sold, and the Purchaser shall have purchased, all claims and causes of action, whether or not asserted as of the Effective Date, set forth in Section 1.1(r) of the Asset Purchase Agreement (the “Preference Avoidance Claims”);

(iii) the Debtors or their affiliates shall have paid $[…***…] for all outstanding amounts owing under the Original MSA to NXP or its affiliates as directed by NXP as a cure payment under section 365 of the Bankruptcy Code (it being understood that such payment shall have been made, first, by offsetting the amount owed by NXP B.V. under that certain Promissory Note executed February 8, 2010 in connection with the Original MSA (the “WIP Note”) and, then, upon exhaustion of the amount owing under the WIP Note, by cash payment to NXP); and

(iv) Trident and NXP shall have entered into a Manufacturing Services Agreement, in form and substance reasonably acceptable to NXP, providing for NXP’s continued manufacture of products, and provision of related services, with respect to Trident’s television business.

(d) Effective Date. The date on which the last of the foregoing conditions precedent set forth in Sections 2.1(a), 2.1(b) and 2.1(c) above is satisfied (or waived by NXP in writing in its sole discretion, except in the case of Section 2.1(c)(iv), which would require waiver by both NXP and Trident) shall be the “Effective Date”; it being understood that Trident shall concurrently assume and assign this Agreement to the Purchaser and the effectiveness of this Agreement is subject to and contingent upon such assumption and assignment.

2.2 Scope of Manufacturing Services. During the term of this Agreement, upon the placement of binding and irrevocable Purchase Orders for Products by the Customer in accordance with Article 6 (Order Process) and subject to the forecast and capacity allocation process described in Article 4 (Planning and Capacity Allocation), NXP shall (a) produce or procure from Third Party Providers silicon wafers and all other necessary raw materials for the production of Products ordered by the Customer; (b) manufacture such Products; and (c) deliver the resulting finished Products to the Customer in accordance with the terms and conditions of this Agreement (the services in clauses (a), (b) and (c), collectively, the “Manufacturing Services”). The Parties agree and acknowledge that this Agreement contemplates a non-exclusive relationship, and that the Customer shall have the right at any time to develop second sources of supply for some or all of the Products, or to transition the manufacture of some or all of the Products entirely to one or more third-party contract manufacturers.

2.3 Scope of Purchasing and Supply Chain Services. To the extent that the Customer requests that NXP perform any purchasing, supply chain, or quality assurance services (such as failure analysis) in connection with NXP’s continued manufacturing of Products (the “Purchasing and Supply Chain Services”), the Parties will mutually agree upon the scope of such Purchasing and Supply Chain Services in a written amendment to this Agreement. Such Purchasing and Supply Chain Services may include working collaboratively to identify and resolve root causes of manufacturing issues, improve yields, improve product quality, and reduce manufacturing times. As of the Effective Date, the Parties have agreed that NXP shall perform those Purchasing and Supply Chain Services described in Annex M; provided, however, that the scope of such services shall be scaled down in a manner that is consistent with the scaling down of business conducted (i.e., volume of Products purchased) under this Agreement, as mutually agreed upon by the Parties. NXP shall invoice the Customer for such Purchasing and Supply Chain Services at the pricing set forth in Annex M on a monthly basis, and the Customer shall pay all undisputed invoiced amounts within […***…] days after receipt of invoice.

***Confidential Treatment Requested

EXECUTION VERSION

2.4 Third Party Providers. To the extent that NXP (a) procures silicon wafers or other raw materials pursuant to Section 2.2(a) above or (b) performs Purchasing and Supply Chain Services and, in either case of (a) or (b), is directed by the Customer to use materials or services purchased from a third party (a “Third Party Provider”) in the course of doing so, it shall procure and use such third-party materials or services purely as a “middleman” for the economic benefit and risk, and at the direction, of the Customer. In such case, (a) the risks of the quality of performance or non-performance by any Third Party Provider is assumed by the Customer; (b) the Customer shall hold NXP harmless with respect to the quality of the performance or non-performance of any Third Party Provider, including any consequences thereof; (c) NXP shall assign to the Customer any rights it may have with respect to the quality of performance or nonperformance of any Third Party Provider or, if such assignment is not possible, NXP shall use its commercially reasonable efforts to assist the Customer, at the Customer’s expense, in seeking recovery from such Third Party Provider to the same extent that NXP would seek recourse for any loss or damage incurred for itself; and (d) NXP shall reasonably assist in establishing communication and analysis processes between the Customer and any Third Party Providers.

2.5 Transition Support. NXP shall provide the Customer with the transition support services described in Annex J, for the period of time specified in such exhibit.

2.6 Buy/Sell Products. The Parties acknowledge that NXP shall continue to purchase the products listed on Annex O (the “Buy/Sell Products”) from a third-party supplier and to resell such Buy/Sell Products to the Customer without any markup. The Parties’ intention is to use commercially reasonable efforts to transition to a new arrangement pursuant to which the Customer will purchase such Buy/Sell Products directly from the third-party supplier, provided that such third-party supplier will make such Buy/Sell Products available to the Customer on commercially reasonable terms.

ARTICLE 3

PRICING, PAYMENT, AND TAXES

3.1 General Pricing. Pricing for all Products shall be based upon a combination of: (a) […***…], as described below in Section 3.1(a) ([…***…]), (b) the Pricing Formula, as described below in Section 3.1(b) (Finished Goods Pricing); and (c) equitable adjustments for the other pricing factors described below in Section 3.1(c) (Equitable Adjustments).

(a) […***…]. Product pricing shall be based upon a mutually-agreed upon […***…]. The […***…] for the period from the date hereof through the end of the second calendar quarter of 2014 are set forth in Annex C-1 ([…***…]). No later than the end of 2013, the Parties shall discuss and negotiate in good faith an amendment to Annex C-1 ([…***…]) that sets forth the applicable […***…] for the […***…] calendar quarters immediately following the second calendar quarter of 2014. Thereafter, before each anniversary of the Effective Date (whereupon the term of this Agreement shall be extended for an additional one (1) year in accordance with Section 14.1 (Term of the Agreement)), the Parties shall discuss and negotiate in good faith a follow-on amendment to Annex C-1 ([…***…]) adding the mutually-agreed upon […***…] for an additional […***…] calendar quarters, such that at any given time during the term of this Agreement after the end of 2013, Annex C-1 ([…***…]) shall set forth a complete set of mutually-agreed […***…] for the entire remaining term of this Agreement.

(b) Finished Goods Pricing. With respect to any Product, the price of finished goods shall be determined in accordance with the following formula (the “Pricing Formula”):

Finished Goods Price = […***…]

***Confidential Treatment Requested

EXECUTION VERSION

Where:

[…***…]

The Parties acknowledge and agree that the […***…] and the Pricing Formula do not take account of […***…]. The finished goods prices for the Products that will apply at the Effective Date are set forth on Annex C-2, which prices include […***…].

(c) Equitable Adjustments. The Parties acknowledge that, if […***…] make it appropriate for the […***…] to be adjusted to take account of such unexpected factors, then the Parties will mutually discuss in good faith an appropriate set of equitable adjustments to the […***…]. With respect to the third-party costs identified in the foregoing subsection (v), […***…].

(d) Currency. All […***…] and other pricing figures set forth in this Agreement shall be expressed in U.S. dollars unless otherwise expressly indicated in this Agreement.

(e) Taxes. All pricing set forth in this Agreement shall not include costs of value-added taxes, withholding taxes, or duties. […***…]. NXP will correct any such invoice if it determines that the amount of such taxes or duties set forth thereon was calculated incorrectly. […***…]. In the event that any government or governmental authority imposes income taxes on any payments made or to be made by the Customer to NXP hereunder, and requires the Customer to withhold such taxes from payments to NXP, then […***…].

(f) Shipping. All pricing set forth in this Agreement shall include freight costs to the point of delivery as set forth in Section 7.2.

3.2 Payment Terms. NXP shall invoice the Customer for the aggregate product price in U.S. dollars of each shipment of Products at the time of such shipment. All payments due to NXP shall be paid to NXP in U.S. dollars […***…] as follows:

(a) […***…]; and

(b) […***…].

ARTICLE 4

PLANNING AND CAPACITY ALLOCATION

4.1 Forecasts. During […***…], the Customer will provide NXP with a good-faith, non-binding, […***…] forecast of its anticipated needs for Products to be supplied by NXP, broken down by Product type, taking into account to the extent practicable […***…] (collectively, “Forecasts”). Subject to Customer’s timely submission of a Forecast, NXP will provide the Customer with an initial response within […***…] after receipt of such a Forecast, which represents NXP’s good faith preliminary estimate as to NXP’s ability to fulfill Customer’s projected Product needs. In the […***…] after receipt of a Forecast, NXP will provide the final response to Customer (the “Confirmed Forecast”). NXP will provide a Confirmed Forecast for […***…] percent ([…***…]%) of the volume set forth in Customer’s submitted Forecast (the “Locked Volume”) for the […***…] months of such Forecast (the “Inner Period”); provided that: the Locked Volume for each particular Product SKU: (a) in the […***…] month of the Inner Period does not […***…]; (b) in the […***…] month of the Inner Period does not […***…]; (c) in the […***…] month of the Inner Period does not […***…]; and (d) in the […***…] of the Inner Period does not […***…]; and, provided further that (i) for one and the same month, the net

***Confidential Treatment Requested

EXECUTION VERSION

aggregate increases during the Inner Period shall never exceed […***…] of the volume for such month in the last Confirmed Forecast before such month became part of the Inner Period (the “[…***…] Threshold”); (ii) NXP has available or has access to sufficient die stock and Customer specific materials (such as BGA substrates and leadframes) to satisfy such increased demand; (iii) should Customer reach the […***…] Threshold during the Inner Period, then, during the […***…] day period immediately following the Inner Period, the absolute volume each month during such […***…] day period shall not exceed the volume during the month that reached the […***…] Threshold; (iv) Customer shall avoid submitting Forecasts with arbitrary and inconsistent increases in volume (that is, for reasons not related to meeting the demands of the Customer’s own customers); and (v) if the Customer does not submit a binding Purchase Order for the Locked Volume at least […***…] in advance of the […***…] for which such Locked Volume was forecasted, then, notwithstanding its obligations in Section 5.1, NXP will be entitled to release the uncommitted manufacturing capacity not covered by a binding Purchase Order to its other requirements. The Parties shall reasonably cooperate in managing the foregoing Locked Volume process, and NXP shall include in its Confirmed Forecasts for the Inner Period the percentage increase over the previous month’s forecast, in order to allow Customer to track its position with respect to the […***…] Threshold. For the balance of each Forecast following the Inner Period (the “Outer Period”), if NXP’s response does not confirm […***…]% of the Customer’s demand, the Parties will […***…]. Notwithstanding anything to the contrary herein, NXP will provide initial indications of capacity and final Forecast confirmations that reflect the availability of production capacity consistent with NXP’s minimum production capacity commitments described in Section 5.1 (Capacity Commitment by NXP) and lead times consistent with Section 6.1 (Lead Times). The first Confirmed Forecast that shall apply at the Effective Date is set forth in Annex F. For the avoidance of doubt, all such Forecasts are non-binding and create no obligation upon the Customer to purchase any Products in the absence of an accepted Purchase Order.

4.2 Die Bank. In addition to initiating production in response to accepted Purchase Orders, NXP will initiate production or procurement of wafers based on the applicable Confirmed Forecast (or other indication from the Customer therein) in order to maintain a suitable stockpile for future production (the “Die Bank”), but only upon prior approval of the Customer, and further as per the procedures described in Annex G. The Customer and NXP will mutually agree on a smooth and feasible transition plan from current make-to-order process with Trident with no safety stock levels, to a process that allows decoupling at Die Bank with safety stock levels as agreed in this Section 4.2. The Die Bank will (a) be maintained by NXP at its manufacturing location; and (b) have a safety stock level equal to a number of weeks of the Customer’s forecasted demand, as reasonably determined by the Customer. On a quarterly basis, NXP and the Customer will review the safety stock levels. NXP shall only draw upon the Die Bank to the extent necessary to compensate for production or procurement shortfalls as a result of capacity allocation or otherwise at the Customer’s direction, and shall replenish the Die Bank to meet the applicable minimums; provided, however, that, if the specific wafers in the Die Bank have not been drawn upon for a period of […***…] months (“Idle Wafers”), the Customer will have an obligation to purchase such wafers within […***…] months thereafter, whereupon NXP shall replenish the Die Bank as necessary to meet the minimums. The Customer may purchase Idle Wafers either by (i) submitting a finished goods Purchase Order in accordance with Section 6.2 (Purchase Orders) below; or (ii) paying NXP for the cost of the Idle Wafer, in which case (1) the Customer will consign such Idle Wafer to NXP; (2) NXP shall store such Idle Wafer in a separate consignment area of NXP’s manufacturing site, and safeguard it from loss or damage with the same standard of care as NXP uses with respect to its own wafers; and (3) upon NXP’s acceptance of a finished-goods Purchase Order in which such Idle Wafer shall be consumed, the Customer shall sell back the Idle Wafer to NXP at the purchase price, whereupon NXP shall issue a credit memo to the Customer in the amount of the purchase price, draw the Idle Wafer out of consignment, and consume such Idle Wafer in fulfilling the applicable Purchase Order. Notwithstanding anything to the contrary herein, all wafers that fall within the definition of “Buy Back

***Confidential Treatment Requested

EXECUTION VERSION

Materials” set forth in Annex H, including […***…], shall be purchased by the Customer in accordance with the provisions set forth in Annex H.

4.3 Wafer Start Planning. At least […***…] per […***…], the Parties shall meet and discuss an appropriate number of wafer starts to be initiated by NXP or purchased from Third Party Providers to support the Customer’s demand for Products, taking into account the applicable Confirmed Forecast and the available wafers in the Die Bank. Notwithstanding the foregoing, to the extent that the Customer requests wafer starts that are consistent with the volumes set forth in the applicable Confirmed Forecast, NXP agrees to initiate wafer starts as directed by the Customer (and will […***…] initiate wafer starts as directed by the Customer in excess of such Confirmed Forecast). Upon production or procurement of the agreed-upon number of wafers, NXP will either (a) consume the wafers in response to finished goods Purchase Orders submitted by the Customer pursuant to Section 6.2 (Purchase Orders) and accepted by NXP pursuant to Section 6.3 (Order Acceptance); or (b) in the case of wafers for which the Customer does not submit a finished goods Purchase Order, deposit such wafers into the Die Bank.

4.4 Capacity Allocation. Without limiting NXP’s order acceptance obligations under Section 6.3 (Order Acceptance), in situations where NXP is manufacturing at full capacity and is required to allocate its production capacity among its fab customers, NXP will offer the Customer the same opportunities as it offers NXP’s best fab customers to receive expedited production (subject to payment of expedite fees, as set forth in Annex C-2, which shall be on par with the expedite fees charged to such customers). For purposes of this section, “fab customers” include not only NXP’s direct foundry customers (which engage NXP to manufacture such customer’s products on a foundry basis), but also NXP’s customers that purchase NXP’s own products manufactured at NXP’s fab.

ARTICLE 5

MINIMUM CAPACITY COMMITMENT

5.1 Capacity Commitment by NXP. Subject to Section 4.4 (Capacity Allocation), NXP agrees that it shall reserve sufficient production capacity to fabricate and sell to the Customer a volume of Products consistent with the Confirmed Forecast.

ARTICLE 6

ORDER PROCESS

6.1 Lead Times. The total lead time for each Product (including both front-end services and back-end services) shall not exceed […***…] weeks, with the exception of current Products listed on Annex L and any new products using similar Processes. The back-end (i.e., assembly and final testing) lead time for each Product shall not […***…] weeks, with the exception of current Products listed on Annex L and any new products using similar Processes. On a […***…] basis, NXP will provide the Customer with the performance of actual lead time against the set lead time, including an overview on a fab-wide basis (including all queues) of (a) actual fab lead times by process; (b) actual assembly lead times by package family; and (c) forecasted global fab capacity by manufacturing stage and product or technology, based upon which comparison the Parties will agree on the set lead time for the next […***…]. The Customer will have the right to conduct reasonable audits of such reports. NXP will inform the Customer immediately of any lead time changes arising from unforeseen events.

6.2 Purchase Orders. From time to time during the term of this Agreement, the Customer may submit written purchase orders for Products (“Purchase Orders”) to NXP. For the avoidance of doubt, wafer starts will be initiated in accordance with the process set forth in Section 4.3 (Wafer Start

***Confidential Treatment Requested

EXECUTION VERSION

Planning), while Purchase Orders will be issued for finished goods (i.e., to initiate back-end production on such wafers). While the Parties may use their standard forms of purchase order and purchase order acknowledgment for the sake of convenience, no additional or contradictory terms or conditions set forth in such purchase order or acknowledgment shall have any binding effect and are hereby expressly rejected, and the terms and conditions set forth in the body of this Agreement shall exclusively govern the purchase and sale of Products under this Agreement. The minimum-lot and multiple-lot requirements for each Product are set forth in Annex B. With respect to other Products that are not listed in Annex B but are comparable to Products listed in Annex B, the minimum-lot and multiple-lot requirements for the comparable listed Products shall apply.

6.3 Order Acceptance. Provided that the Customer is current in its payment obligations under this Agreement, and provided that there are a sufficient number of wafers available to meet the finished goods Purchase Orders (either as a result of the agreed-upon wafer starts in Section 4.3 or through drawing upon the Die Bank), NXP will accept all Purchase Orders placed with the applicable lead time in accordance with the applicable Confirmed Forecast, and will […***…] accept all other Purchase Orders. Within […***…] Business Days after the Customer’s submission of a Purchase Order, NXP will notify the Customer whether or not it accepts the Purchase Order and the confirmed delivery date. For all accepted Purchase Orders placed with the applicable lead times (including extended lead times during periods where manufacturing capacity is on allocation), the delivery date specified by the Customer in the Purchase Order shall be the confirmed delivery date. For all accepted Purchase Orders requesting a delivery date inside the applicable lead times, NXP will […***…] honor the requested delivery date.

6.4 Cancellations. All Purchase Orders submitted by the Customer to NXP shall be binding upon the Customer and irrevocable, except as set forth in this Section. The Customer may cancel any Purchase Order for which work has not yet started, either (a) without penalty, upon written agreement of NXP; or (b) by giving written notice to NXP and paying a cancellation fee in the amount of […***…] percent ([…***…]%) of the purchase price of the cancelled Products. Once work has commenced, the Customer may only cancel a Purchase Order upon written agreement of NXP and by (i) giving written notice to NXP; (ii) paying a cancellation fee in the amount of […***…] percent ([…***…]%) of the purchase price of the cancelled Products; and (iii) reimbursing NXP for […***…]; provided, however, that NXP shall use its commercially reasonable efforts to exercise any return or cancellation rights that may be available to it and otherwise mitigate such costs.

6.5 Rescheduling. Upon written notice to NXP and without penalty, the Customer may reschedule delivery of some or all Products under any Purchase Order for which work has started, provided the rescheduled delivery date is a later date within the same calendar quarter as the original confirmed delivery date.

6.6 Trident Risk WIP. For purposes of this section, “Trident Risk WIP” means any work-in-progress for the Products that (a) was in NXP’s possession as of the Effective Date; and (b) was not purchased by the Customer as part of its prepayment process described in Article 1 of the Support Agreement. If the Customer purchases any Trident Risk WIP from Trident (or a third party) under a separate arrangement between the Customer and Trident (or such third party), then the Customer may from time to time place finished-goods Purchase Orders for Products that will be manufactured using the Trident Risk WIP. NXP will accept such Purchase Orders (subject to Section 6.3 above) and will use the Trident Risk WIP to manufacture Products. The pricing for all such Purchase Orders shall be equal to the pricing for the specific remaining finished-goods steps required for NXP to complete the Products from the Trident Risk WIP.

***Confidential Treatment Requested

EXECUTION VERSION

ARTICLE 7

RISK OF LOSS, PACKING, AND DELIVERY

7.1 Packing. NXP shall pack all Products in a manner designed to reasonably protect the Products from loss or damage in shipment, consistent with NXP’s past practices for such Products on the date hereof. NXP shall provide shipping documentation that sets forth (a) part numbers; (b) quantities; (c) lot numbers per quantity; and (d) any other information that the Customer may reasonably request.

7.2 Delivery, Title, and Risk of Loss. Unless otherwise expressly specified in the Purchase Order, (a) all deliveries of Products shall be made […***…] (Incoterms 2010) where NXP is the exporter of record and Customer is the importer of record; provided, however, that if any changes to Customer’s warehouse location result in a levy of duties or imposition of export licensing restrictions or requirements, the Incoterms and shipment agreements will be reviewed and renegotiated by the Parties in good faith. Title to and risk of loss for Products shall pass from NXP to the Customer upon […***…]. The Customer will accept (i) excess quantities of Products of up to […***…] percent ([…***…]%) of the total ordered quantity upon written notice from NXP; and (ii) shortfall quantities of Products of up to […***…] percent ([…***…]%) of the total order quantity upon mutual agreement of the Parties.

7.3 Delivery Performance. During the […***…] month period immediately following the Effective Date (the “Grace Period”), for all accepted Purchase Orders, NXP will maintain an average monthly on-time delivery rate consistent with NXP’s delivery performance during the 2011 calendar year under the Original MSA. Thereafter, for all accepted Purchase Orders, NXP will maintain an average monthly on-time delivery rate of at least […***…] percent […***…]%). For purposes of this Section 7.3, the Parties acknowledge and agree that “on time delivery” means (a) shipment of the total quantity of ordered Products on the original confirmed delivery date; and (b) the period of time between shipment and delivery shall not be greater than […***…] Business Days. The Parties further acknowledge and agree that NXP’s obligations under this Section 7.3 are subject in all cases to Section 2.4 hereof. Without limiting the foregoing, the Parties shall cooperate in good faith to enable NXP to achieve an average monthly on-time delivery rate of at least […***…] percent ([…***…]%) in the calendar quarters after the Grace Period.

7.4 Data Requirements. NXP shall provide to the Customer a daily report showing (a) all Purchase Order commitments from NXP to the Customer; and (b) all daily shipments to the Customer. Within […***…] days after the Effective Date, NXP shall provide the Customer, at the Customer’s expense, with a data interface that allows the Customer to access work in progress and finished-goods data (including part numbers, quantities, and anticipated stage completion dates), on an unconsolidated basis, for each of the following stages: (i) FG PO Commit; (ii) Wafer PO; (iii) Wafer Test PO; (iv) Die Bank; and (v) Back End PO. The Customer shall provide NXP with reasonable cooperation in establishing such data interface. Upon the Customer’s request, NXP shall use commercially reasonable efforts to provide access to additional data for the purposes of yield improvement, failure analysis, and data analysis.

ARTICLE 8

PRODUCT QUALIFICATION AND CHANGES

8.1 Product Qualification

(a) NXP shall perform Product qualifications in accordance with the Specifications.

***Confidential Treatment Requested

EXECUTION VERSION

(b) NXP shall release diffusion processes in accordance with NXP’s procedure SNW-SQ-020 set forth in Annex I and shall release new packages in accordance with NXP’s procedure SNW-FA-03-04 in Annex I.

8.2 Changes to Products. Any product changes shall be handled in compliance with JEDEC Standard JESD 46C. Any product changes initiated by the Customer shall be accompanied by all relevant data (Product BOM) in a format reasonably acceptable to NXP.

8.3 Quality Standards. NXP shall maintain the following certifications, with such certifications to be provided by an internationally accredited certification body: (a) ISO 9001 certification for its quality management system; and (b) ISO/TSI6949 certification for NXP Plants.

8.4 Discontinuation. Unless mutually agreed in writing by the Parties, NXP shall not discontinue any Products (or manufacturing processes used to manufacture any Products) during the eighteen (18) month period immediately following the Effective Date. Thereafter, NXP may discontinue any Products (or manufacturing processes used to manufacture any Products) by giving written notice of discontinuation to the Customer, with such discontinuation to become effective six (6) months after NXP’s complete delivery of the Manufacturing Materials relevant to the discontinued Products to the Customer (as contemplated in Section 12.2); provided, however, that NXP will provide the Customer with the opportunity to place one or more last-time-buy Purchase Orders for the affected Products specifying delivery of such Products no later than six (6) months after Purchase Order acceptance. In any event, any permitted discontinuation of Products or manufacturing processes by NXP shall be conducted in accordance with JESD48B20.1.

8.5 Transition Objective. The Parties acknowledge that Customer’s good-faith objective is to transition away from NXP’s manufacturing facility at […***…] (i) at least […***…] percent ([…***…]%) of the total manufacturing volume for the Products prior to the date that is […***…] months after the Effective Date, and (ii) substantially all of the total manufacturing volume for the Products prior to the date that is […***…] months after the Effective Date, it being understood that the Customer may elect to retain manufacturing for certain relatively low-volume Products at NXP’s facility beyond such date.

ARTICLE 9

WARRANTIES

9.1 Services Warranty

(a) Returns. The Customer shall be responsible for interfacing with customers with regards to all returns of Products, whether purchased prior to or after the close of the STB Sale.

(b) Warranty. NXP warrants that it shall render the Manufacturing Services and Purchasing and Supply Chain Services in accordance with international good workmanship standards in the industry and consistent with its past practice. Subject to Section 2.4 (Third Party Providers), NXP warrants that the Products delivered to the Customer under this Agreement shall be free from defects in materials and workmanship and meet in all material respects the applicable Specifications under normal use for a period (the “Warranty Period”) of […***…] months from the date of shipment (the “Warranty”). The Warranty shall not in any event extend to defects to Products caused by accident, abuse, misuse, neglect, improper installation or packaging, repair or alteration by someone other than NXP or its suppliers or subcontractors, or improper testing or use.

***Confidential Treatment Requested

EXECUTION VERSION

(c) Remedies. If, during the Warranty Period, a valid Warranty claim is made, and (i) NXP is notified in writing, within a reasonable period of time (and in any event no more than […***…]) after discovery of the Warranty claim, of the underlying facts in writing by the Customer; and (ii) any affected Products are returned to NXP within a reasonable period of time (and in any event no more than […***…] after such written notice), then NXP shall, as a sole and exclusive remedy, provide one of the following remedies that it chooses at its discretion: either repair, replace, or compensate the Customer with the applicable prices paid for such Products. For any affected Products returned to NXP pursuant to this Section, such Products will be returned in accordance with NXP’s written instructions and the Customer will be responsible for paying the transportation charges in connection with the return of such Products to NXP; provided, however, that, upon receipt of such Products and validation of such Warranty claim, NXP shall reimburse the Customer for the transportation charges paid by it.

(d) Repairs or Replacements. Subject to Section 9.1(c) (Remedies) above, NXP shall promptly return to the Customer all Products repaired or replaced under this Warranty, transportation prepaid. Nothing in this Section shall extend the above […***…] month period for any Product beyond the original Warranty Period.

(e) Disclaimer. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS” AND NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY OTHER REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT. EACH PARTY AND ITS AFFILIATES DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, STATUTORY, EXPRESS, OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

ARTICLE 10

LIMITATION OF LIABILITY

10.1 Limitation of Liability. The Parties acknowledge that certain services are not normally undertaken in the ordinary course of NXP’s business, and are provided by NXP as a convenience to the Customer. Consequently, with respect to (a) NXP’s performance of any Purchasing and Supply Chain Services pursuant to Section 2.3; and (b) NXP’s procurement of any materials or services from a Third Party Provider pursuant to Section 2.4 (the “Special Services”), except for actions constituting gross negligence or willful misconduct of NXP or its affiliates, in no event shall NXP be liable for any damages resulting from, arising out of, or in connection with, its performance or failure to perform the Special Services, whether due to a breach of contract, breach of warranty, tort, negligence, or otherwise.

10.2 Direct Damages. In no event shall a Party’s liability for direct damages arising out of or relating to this Agreement exceed, with respect to a claim, […***…], except that the limitation in this Section shall not apply to breaches of […***…].

10.3 Consequential Damages. In no event shall either Party be liable for any indirect or consequential damages (including loss of profits and loss of use) resulting from, arising out of, or in connection with a Party’s performance or failure to perform under this Agreement, whether due to a breach of contract, breach of warranty, tort, negligence, or otherwise, even if a Party has been advised of the possibility of such damages, except that the limitation in this Section shall not apply to breaches of […***…].

***Confidential Treatment Requested

EXECUTION VERSION

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Information. Each Party shall keep confidential this Agreement and all proprietary and non-public information regarding the other Party and its affiliates received pursuant to this Agreement that is known to be or otherwise would be reasonably understood as confidential given the nature of the information disclosed and the context of its disclosure (“Confidential Information”) and shall not disclose or reveal any such information to any person or entity without the prior written consent of the other Party, other than those of its employees, officers, directors, affiliates, attorneys, accountants, and financial advisors (“Permitted Representatives”) who need to know such information for the purpose of taking any action required with respect to this Agreement and shall cause those Permitted Representatives to observe the terms of this Article 11 and agree for the benefit of the other Party to do so (and any violation or breach of the terms of this Article 11 by any Permitted Representative shall be deemed a breach hereof by the applicable Party).

11.2 No Other Use. Each Party shall not, and shall cause its respective Permitted Representatives not to, use the other Party’s Confidential Information for any purpose other than in connection with this Agreement; provided, however, that nothing herein shall prevent a Party or any of its Permitted Representatives from disclosing any such information that:

(a) Is or becomes generally available to the public other than as a result of a disclosure by such Party or its Permitted Representatives in violation of this Article 11 or any other confidentiality agreement between the Parties or any of their respective Permitted Representatives or any other legal duty, fiduciary duty, or other duty of trust and confidence of the Parties or any of their Permitted Representatives;

(b) Was within such Party’s or its Permitted Representative’s possession on a non-confidential basis prior to being furnished with such information (provided that the source of such information was not known by such Party at the time of such disclosure by such Party or any of its Permitted Representatives to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the other Party with respect to such information);

(c) Was independently developed by such Party without use of any information furnished to such Party, any of its Permitted Representatives; or

(d) Becomes available to such Party or its Permitted Representatives on a non-confidential basis from a source other than the other Party (provided that such source is not known by such Party at the time of such disclosure by such Party or any of its Permitted Representatives to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to, or other duty of trust and confidence to, the other Party with respect to such information).

11.3 Disclosure Required by Law. If any Confidential Information is required to be disclosed by a Party in accordance with applicable law or judicial order, then such Party shall notify the other Party in writing and shall reasonably cooperate with the other Party, at the other Party’s expense, if the other Party elects to seek a protective order or other appropriate remedy with respect to such required disclosure. If no such protective order is obtained, and if the Party or any of its Permitted Representatives has been advised by legal counsel in writing that it is legally compelled to disclose any Confidential Information, then such Party or such Permitted Representative may disclose such Confidential

EXECUTION VERSION

Information, but shall furnish only that portion of the Confidential Information which such Party or its Permitted Representatives is advised by counsel is legally required and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information.

11.4 Return of Confidential Information. Upon the termination of this Agreement, each Party shall return to the other Party all written Confidential Information that has been provided to such Party under this Agreement; provided, however, that in lieu of returning such Confidential Information to the other Party, each Party may destroy such Confidential Information and provide the other Party with a written certification that such written Confidential Information has been destroyed. Notwithstanding the foregoing, (a) each Party’s legal department and/or outside counsel may retain copies of any Confidential Information (in electronic or paper form) in their possession and (b) each Party may retain Confidential Information to the extent it is “backed-up” on its electronic information management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort. Any and all duties and obligations existing under this Agreement shall remain in full force and effect, notwithstanding the return or destruction of the Confidential Information required by this Section.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1 Ownership. As between NXP and the Customer, NXP owns all manufacturing processes used to manufacture the Products and any improvements to such processes, as well as all intellectual property rights in such processes and improvements thereto. As between the Customer and NXP, the Customer owns the Products (including their specifications, layout files, test data, and all related materials furnished by the Customer to NXP) and all intellectual property rights therein.

12.2 Manufacturing Transfer.

(a) Initiation by the Customer. If the Customer wishes to qualify and engage a third-party supplier to manufacture any Products, then the Customer will give written notice to NXP identifying such Products and the proposed third-party supplier, and, if the proposed third-party supplier is approved by NXP, the Parties will mutually agree upon a timetable for the transition. Notwithstanding the foregoing, NXP will not withhold or delay its approval of a given third-party supplier so long as the transition of the manufacture of such Products to such third-party supplier would not result in a direct competitor of NXP receiving access to NXP proprietary manufacturing processes for which such third-party supplier has no comparable equivalent.

(b) Initiation by NXP. In the event NXP has exercised its rights under Section 8.4 (Discontinuation) above, then the Customer will give written notice to NXP identifying the proposed third-party supplier for the affected Products, and the Parties will mutually agree upon a timetable for the transition.

(c) Transition Activities. In all cases involving the transition of the manufacture of Products to a third-party supplier (regardless of the Party that initiates such transition), (i) at the Customer’s request, NXP will provide a written notice to the foundry in possession of the masks used to produce the relevant Products, informing such foundry that the Customer is the owner of such masks and authorizing the foundry to place such masks at the Customer’s disposal; (ii) at the Customer’s request, NXP will transfer to the Customer (or to a third-party supplier designated by the Customer), and authorize the Customer or third-party supplier to use, all of the items identified in Annex M (the “Manufacturing Materials”) related to such Products; and (iii) NXP will otherwise provide reasonable assistance and

EXECUTION VERSION

cooperation in such transition at the Customer’s expense, including by assigning a transfer program manager to facilitate the activities described in this section.

(d) Process Transfer to Other Facility. NXP shall be entitled to transfer manufacturing process to another NXP owned foundry or to a reputable third party foundry if (i) in NXP’s reasonable judgment there are good business reasons for doing so; and (ii) such transfer will not unreasonably disrupt the supply of Products to the Customer under this Agreement. Subject to the foregoing, the Customer shall provide reasonable assistance and cooperation to effectuate this.

ARTICLE 13

INTELLECTUAL PROPERTY INDEMNIFICATION

13.1 By NXP. NXP will indemnify, defend and hold harmless the Customer and its affiliates from and against any damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of a claim by a third party that any manufacturing process (including without limitation any test and packaging processes) used by NXP to manufacture the Products infringes or misappropriates the intellectual property rights of any third party, except for claims for which the Customer has the obligation to indemnify NXP Group pursuant to Section 13.2 below or which arise from any of the Customer’s express instructions to deviate from, alter, or modify NXP’s standard manufacturing processes.

13.2 By the Customer. The Customer will indemnify, defend and hold harmless NXP and its affiliates (“NXP Group”) from and against any damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of a claim by a third party that any Product provided for or to the Customer hereunder, including any designs and specifications thereof, or any equipment, materials, supplies, know-how, methodologies, or technology owned by the Customer and/or provided to NXP Group by the Customer or a third party on the instructions of the Customer, infringes or misappropriates the intellectual property rights of any third party.

13.3 Indemnification Procedure. The indemnity obligations under this Article are contingent upon the party seeking indemnification (the “Indemnified Party”) (a) giving the other party (the “Indemnifying Party”) prompt notice of such claim, and in any event within […***…] Business Days following receipt of notice of such claim by such Indemnified Party; provided, however, that failure to provide such notice within such […***…] Business Day period shall not limit or impair the right of an Indemnified Party to indemnity under this Agreement unless the Indemnifying Party is […***…] prejudiced by such failure. Each claim notice shall describe the claim in reasonable detail, including the amount of the damages, liabilities, costs and expenses relating thereto (if quantifiable), the event or occurrence giving rise thereto and the basis for such claim for indemnification, (b) giving the Indemnifying Party full reasonable assistance and cooperation, at the Indemnifying Party’s pre-approved expense, in the investigation, preparation, defense and settlement of such claim, and (c) giving the Indemnifying Party the sole right to control and direct such investigation, preparation, defense, and settlement, including the selection of counsel except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party’s rights or interest without the Indemnified Party’s prior written approval, unless (1) simultaneously with the effectiveness of such settlement, the Indemnifying Party pays in full any obligation imposed on the Indemnified Party by such settlement; (2) such settlement contains a complete release of the Indemnified Party; (3) such settlement does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party; and (4) such settlement does not result in a finding or admission of a violation of any law.

***Confidential Treatment Requested

EXECUTION VERSION

ARTICLE 14

TERM; TERMINATION

14.1 Term of the Agreement. This Agreement shall be effective as of the Effective Date and, unless earlier terminated as permitted in this Agreement, shall remain in force until December 31, 2014. Furthermore, unless earlier terminated as permitted in this Agreement, upon each anniversary of the Effective Date, unless either Party gives written notice of non-renewal as described in Section 14.2 (Non-Renewal) below, the term of this Agreement shall automatically be extended for one (1) additional year following the end of the then-current term of the Agreement.

14.2 Non-Renewal. Each Party may, in its sole discretion, give written notice to the other Party of its desire not to renew this Agreement no later than twenty-four (24) months prior to the end of the then-current term of the Agreement, in which case the term of this Agreement shall not be extended upon the next anniversary of the Effective Date, but instead will be permitted to expire at the end of the term of the Agreement (as it existed on the date of the non-renewal notice). During the period of time between the date of such notice and the expiration of this Agreement, NXP shall provide the Customer with reasonable assistance, at the Customer’s expense, to transition manufacturing of the Products to new third-party suppliers.

14.3 Termination.

(a) Bankruptcy; Material Breach. Upon the occurrence of the Effective Date, neither Party may terminate this Agreement prior to the expiration of the term of this Agreement; provided, however, that each Party may terminate this Agreement with immediate effect by written notice to the other Party and without incurring any liability on its part in the event that:

(i) a Party commences a voluntary proceeding concerning itself under bankruptcy or insolvency laws, or any proceeding under any bankruptcy or insolvency laws is brought against the other Party, or a custodian, receiver, trustee, liquidator or similar person for a Party is appointed or applied for, or an assignment for the benefit of creditors is made by a Party; or

(ii) a material breach of this Agreement by the other Party has occurred (which breach, to the extent it is capable of being remedied, shall not have been remedied within ten (10) Business Days of the receipt of a written request by the non-breaching Party to remedy such material breach).

14.4 Purchase Obligations. Upon expiration or termination of this Agreement (and earlier, to the extent set forth in Section 3 of Annex H), the Customer shall purchase from NXP […***…] to the extent set forth in and in accordance with the provisions set forth in Annex H. For the avoidance of doubt, in the event of a transfer of manufacturing for a Product out of NXP’s facility, the Parties agree that the intent is to apply the […***…] principles in Annex H such that the appropriate Entropic-Specific Inventory specific to such transferred Product is purchased by Entropic in accordance with Annex H within […***…] months after the shipment of the last commercial unit of such Product by NXP. Nothing in this Article 14 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination.

ARTICLE 15

MISCELLANEOUS

***Confidential Treatment Requested

EXECUTION VERSION

15.1 Force Majeure. Neither Party will be liable for any delay or failure in performance of any part of this Agreement caused by a Force Majeure. In the event of a Force Majeure, the affected Party shall promptly notify the other Party of the occurrence.

15.2 Export Control. Each party hereto represents that it is duly authorized to enter into this Agreement and represents that, with respect to its performance hereunder, it will comply with all applicable federal, state, local and foreign laws, including, but not limited to, those pertaining to U.S. Export Administration or the export or import controls or restrictions of other applicable jurisdictions. If the delivery of any items (Products, software, including source codes, technology or technical services) under this Agreement are subject to the granting of an export or import license by a government and/or any governmental authority under any applicable law or regulation, or otherwise restricted or prohibited due to export or import control laws or regulations, NXP may suspend its obligations and the Customer’s rights regarding such delivery until such license is granted or for the duration of such restriction and/or prohibition. Furthermore, if an end-user statement is required under applicable law, NXP shall inform the Customer immediately thereof and the Customer shall provide NXP with such document upon NXP’s written request. By entering into this Agreement and/or accepting any items, the Customer agrees that it will not deal with the items in violation of any applicable export or import control laws and regulations. Each Party shall hold the other Party harmless from any and all damages arising out of or in connection with any violation by the Party of any of the foregoing.

15.3 Assignment. Except as provided in Section 12.2 (Manufacturing Transfer), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent shall be null and void, except that a Party may assign or otherwise transfer its rights without the prior consent of the other Party: (a) to a direct or indirectly wholly owned Subsidiary (provided, however, that any such assignment shall not release the assigning Party of any of its obligations under this Agreement); (b) upon written approval of the other Party (not to be withheld unreasonably) in connection with a merger, acquisition, or sale of substantially all of such Party’s assets. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns; or (c) to the Purchaser in connection with the STB Sale pursuant to the Asset Purchase Agreement (or such other purchase agreement as NXP shall approve).

15.4 Interpretations; Rules of Construction. When a reference is made in this Agreement to Annexes, such reference shall be to an Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Schedules, such reference shall be to a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The term “$” means United States Dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

15.5 Survival. The following Articles shall survive termination or expiration of this Agreement: Article 1, Article 9, Article 10, Article 11, Article 12, Article 13, and Article 15.

EXECUTION VERSION

15.6 Entire Agreement. This Agreement and the Exhibits (including the Support Agreement), Annexes and Schedules hereto constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements, or conditions, express or implied, written or oral, between the Parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Any additional or different terms on purchase orders, order confirmations and acknowledgments, or invoices are hereby rejected by the Parties, are void, and are not binding on either Party.

15.7 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

15.8 Third-Party Rights. No provisions of this Agreement are intended, nor shall they be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder or partner of any Party or any other person or entity unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement.

15.9 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or entities or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision.

15.10 Notices. All notices, communications, requests, demands, consents and the like (“Notices”) required or permitted under this Agreement will be in writing and will be deemed given and received (a) when delivered personally, (b) when sent by confirmed telecopy, (c) seven (7) days after having been duly mailed by first class, registered or certified mail, postage prepaid, or (d) one (1) Business Day after deposit with a commercial overnight carrier. All Notices will be addressed to the attention of the receiving party at the addresses specified below, or to such other address as the receiving party may have furnished to the other by a proper Notice.

If to the Customer:	If to NXP:

Trident Microsystems, Inc.	NXP Semiconductors Netherlands B.V.
1170 Kifer Road	c/o NXP Semiconductors (USA), Inc.
Sunnyvale, California 94086	1109 McKay Drive
Attention: David L. Teichmann	San Jose, CA 95131
Phone: (408) 962-8262	Attention: James N. Casey
Fax: (408) 991-9309	Phone: (408) 518-5533 Fax: (408) 474-7100

15.11 Dispute Resolution.

EXECUTION VERSION

(a) The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement.

(b) In the event a dispute arises between the Parties under this Agreement that cannot be resolved after good faith negotiation as contemplated by Section 15.11(a) within ten (10) Business Days of a Party’s request, NXP or the Customer, as applicable, shall provide a written notice to the other describing, in reasonable detail, the substance of such dispute or disagreement (the “Dispute Notice”). The chief executive officer of each of NXP or the Customer shall meet, confer, and attempt to resolve the dispute or disagreement within a period of […***…] days following delivery of such Dispute Notice. If such chief executive officers are unable to resolve the dispute or disagreement within such […***…] day period, then either party shall be entitled to commence dispute resolution pursuant to Section 15.11(c) below.

(c) Any dispute or disagreement arising under this Agreement that cannot first be resolved as provided in Section 15.11(b) above shall be finally and exclusively settled by binding arbitration to be held in New York, New York. Either NXP or the Customer shall make written application to Judicial Arbitration and Mediation Services (“JAMS”), New York, New York, for the appointment of a single arbitrator (the “JAMS Arbitrator”) to resolve the dispute by arbitration. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. At the request of JAMS, the Parties shall meet with JAMS at its offices within ten (10) Business Days of such request to discuss the dispute and qualifications and experience which each Party respectively believes the JAMS Arbitrator should have. The Parties shall cooperate with each other and JAMS to select a JAMS Arbitrator within thirty (30) days after the written application to JAMS. The JAMS Arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under New York law to resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The losing party shall bear the cost of the arbitration, including the arbitrator’s fee. The Parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator hereunder, except that the foregoing does not limit the rights of either Party to bring a proceeding in any applicable jurisdiction to conform, enforce, or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought, to contest such confirmation, enforcement, or entry of judgment).

(d) Nothing in this Section 15.11 shall preclude either Party from seeking injunctive relief or any other equitable remedy in any applicable jurisdiction sought to protect such Party’s name, technology, Confidential Information, or intellectual property.

15.12 Governing Law. The internal law, without regard for conflicts of laws principles, of the State of New York shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply.

15.13 Attorneys Fees. The prevailing party is entitled to recover from the losing party the prevailing party’s attorneys’ fees and costs incurred in any arbitration or other action with respect to any claim arising out or relating to this Agreement.

15.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or take together, shall bear the signatures of all Parties reflected hereon as signatories.

***Confidential Treatment Requested

EXECUTION VERSION

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“CUSTOMER” TRIDENT MICROSYSTEMS (FAR EAST) Ltd.	“NXP” NXP SEMICONDUCTORS NETHERLANDS B.V

/s/ Pete J. Mangan Signature	/s/ Charles Smit Signature

Pete Mangan Printed Name	Charles Smit Printed Name

President and Director Title	Statutory Director Title

[Signature Page to Amended and Restated MSA]

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EXHIBIT A

FORM OF SUPPORT AGREEMENT

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ANNEX A

PRODUCTS

[…***…]

***Confidential Treatment Requested

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ANNEX B

MINIMUM/MULTIPLE LOTS

[…***…]

***Confidential Treatment Requested

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ANNEX C-1

[…***…]

[…***…]

***Confidential Treatment Requested

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ANNEX C-2

FINISHED GOODS PRICES

[…***…]

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX D

PRODUCT DATA AND YIELD ASSUMPTIONS

[…***…]

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX E

PRODUCT FLOW

[…***…]

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX F

CONFIRMED FORECAST

[…***…]

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX G

DIE BANK MINIMUMS AND MAXIMUMS

DIE BANK SAFETY STOCK

In addition to initiating production in response to accepted Purchase Orders, NXP will initiate production or procurement of wafers based on the applicable Confirmed Forecast (“Pipeline Inventory”), and any Wafer Buffer Stock (“Safety Stock”) annotated therein, in order to maintain a suitable stockpile for future production (the “Die Bank”).

Pipeline Inventory quantities are purchases to support product demand at product lead-times. Inventories may be equivalent to economic order quantities, or full wafer lots. NXP shall replenish the Pipeline Inventory in the Die Bank every […***…] as necessary to support demand at product leads-times in accordance with the Confirmed Forecast.

Safety Stock quantities are designed to support unforecasted customer demand inside total product lead-times. These Safety Stock quantities will be annotated in the monthly Entropic […***…] Forecast by individual wafer SKU and quantity. These wafer quantities may increase or decrease on a monthly basis. NXP’s acceptance of the Entropic […***…] Forecast will also include acceptance Wafer Buffer Stock quantities.

Pipeline Inventory will be determined based on the applicable Confirmed Forecast and safety stock levels as reasonably determined by NXP and the Customer, but must be sufficient to draw upon to the extent necessary to compensate for production shortfalls as a result of capacity allocation or yield fluctuation.

Wafer Buffer Stock level will be defined as number of weeks coverage of the applicable Confirmed Forecast.

Wafer Buffer Stock level will be set in type level and reviewed quarterly by Entropic.

In any special case such as over-/under- inventory level, Entropic may request to change the setting of Wafer Buffer Stock level annotated above. NXP and Entropic will use commercially reasonable efforts to support this activity, and the terms must be agreed to by both parties in writing.

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX H

BUY BACK AGREEMENT

In furtherance of Section 4.2 of the Manufacturing Services Agreement (“MSA”), the following terms and conditions set forth the obligations of the parties with respect to production and procurement of certain raw materials and components by NXP based on the applicable Confirmed Forecast.

1.	Entropic Specific Materials

Materials produced or procured by NXP that are required to manufacture the Products in accordance with the applicable Confirmed Forecast, or to perform assembly related services for Entropic in accordance with the applicable Confirmed Forecast, will be referred to as “Entropic Specific Materials”. Materials that are not consumed in finished goods, or are used in manufacturing or assembly services for both Entropic and other NXP customers (such as, for example, molding compound, bonding wire, and die-attach epoxy), will not be included in “Entropic Specific Materials.”

Entropic Specific Materials may include but are not limited to wafers, substrates, lead-frames, heat spreader, other raw materials and type dependent tester parts and Product-specific tooling utilized for performing back end services.

2.	Entropic Specific Materials Inventory Reports

NXP will provide Entropic with a monthly report recording the inventory and the expiration date of the Entropic Specific Materials. This report will identify the Entropic Specific Materials that have remained in NXP inventory for […***…] months or longer. This report will list Entropic Specific Materials by part number, NXP actual purchase price, descriptions, quantities, lot numbers, expiration dates, required purchase dates based on Section 3.1(a), and the names of the individual suppliers to NXP for these Entropic Specific Materials.

3.	Buy Back Condition

3.1 Entropic Specific Materials that are unused and:

(a)	[…***…]; or

(b)	[…***…]; or

(c)	[…***…], or

(d)	[…***…],

are referred to as “Buy Back Materials” and shall be purchased by Entropic promptly after one of the conditions under Section 3.1 (a), (b) or (c) above is fulfilled or concurrently with the expiration or termination of the MSA if the condition under Section 3.1(d) is fulfilled.

***Confidential Treatment Requested

EXECUTION VERSION

3.2

At the time the Entropic payment for the Buy Back Materials is received by NXP, all right to, all title to, and ownership of the Buy Back Materials, will transfer from NXP solely and exclusively to Entropic.

4.	Payment for the Buy Back Materials

4.1 NXP shall only invoice Entropic for Entropic’s purchase of the amounts of the Buy Back Materials from NXP according to […***…].

4.2	Subject to Article 4.1, Entropic shall make payment within […***…] days after receipt of the NXP invoice or, in the case of […***…], concurrently with such expiration or termination.

Article	5. Usage or Disposal of Buy Back Materials

5.1	Entropic shall dispose of such Buy Back Materials at Entropic’s expense:

(a) at NXP manufacturing sites. NXP agrees to furnish a certificate of destruction for disposed materials; or

(b) at an approved Entropic disposal site. Entropic will be responsible for the packaging material, logistics arrangement, and cost of transportation of the disposed materials. NXP will be responsible to support the process of gathering and verifying counts of materials and packaging per Entropic direction.

5.2

Except with respect to […***…], NXP will actively support the option to use Buy Back Materials, that are paid for by Entropic under section 4 above, to manufacture Entropic products or to perform assembly related services for Entropic. In such case (i) Entropic will consign such Buy Back Materials to NXP, (ii) NXP will store such Buy Back Materials in a separate consignment area of NXP’s manufacturing site, and safeguard them from loss or damage with the same standard of care as NXP uses with respect to its own materials, and (iii) upon NXP’s acceptance of a finished-goods Purchase Order in which such Buy Back Materials are consumed, Entropic will sell back the Buy Back Materials to NXP at the purchase price equal to one hundred percent (100%) of the price Entropic paid for these Buy Back Materials when purchased from NXP under section 4.1 above, unless otherwise agreed by the Parties therefor, whereupon NXP shall issue a credit memo to Entropic in the amount of the purchase price, draw the Buy Back Materials out of consignment, and consume such Buy Back Materials in fulfilling the applicable Purchase Order.

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX I

NXP PROCEDURES

[…***…]

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX J

TRANSITION SUPPORT

NXP shall provide the following transition support services during the periods of time indicated below:

1.	[…***…].

2.	[…***…].

3.	[…***…].

4.	[…***…].

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX K

INTENTIONALLY OMITTED

EXECUTION VERSION

ANNEX L

LEAD TIME EXCEPTIONS

[…***…]

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX M

MANUFACTURING MATERIALS

[…***…]

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX N

PURCHASING AND SUPPLY CHAIN SERVICES

[…***…]

***Confidential Treatment Requested

EXECUTION VERSION

ANNEX O

BUY/SELL PRODUCTS

[…***…]

***Confidential Treatment Requested